Exhibit 99.1

Carl Thomsen, (408) 943-0777, ir@stratexnet.com

FOR IMMEDIATE RELEASE

STRATEX NETWORKS ANNOUNCES
SECOND QUARTER FISCAL YEAR 2004 FINANCIAL RESULTS

Company reports strong interest in new Eclipse product and increasing orders

SAN JOSE, Calif., October 22, 2003 – –Stratex Networks, Inc. (NASDAQ: STXN), a leading independent provider of wireless transmission solutions, today reported financial results for the second quarter of fiscal year 2004, ended September 30, 2003. Net sales totaled $36.9 million compared to $52.6 million reported in the second quarter of fiscal 2003. Net loss in the second quarter of fiscal year 2004 was $7.0 million or $0.08 per share, compared to a net loss of $4.4 million or $0.05 per share reported in the second quarter of fiscal year 2003.

     Stratex Networks received $44.5 million in new orders during the quarter. The backlog as of September 30, 2003 was $45.5 million.

     “While revenue and earnings came in at the low end of our guidance, new orders strengthened, largely as a result of customer interest in the new Eclipse platform,” stated Charles D. Kissner, Chairman and Chief Executive Officer. “We received our first orders for Eclipse during the quarter in anticipation of beginning commercial shipments in Q4. Customer interest in moving to Eclipse is very strong. As a result, we have better visibility on future revenue than in recent history.”

     A conference call with company management will follow this announcement at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). Investors are invited to listen to the call live via the Internet at http://www.stratexnet.com/. Investors can listen via telephone by dialing (877) 543-9372 domestic or (706) 643-3737 international and entering conference identification number 2751038. A telephone replay using the same conference identification number will be accessible at (800) 642-1687 domestic or (706) 645-9291 international beginning approximately two hours after conclusion of the live call. The Internet link and telephone replay will be available for a period of two weeks following the conference call.

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STRATEX NETWORKS, INC. REPORTS SECOND QUARTER
FISCAL YEAR 2004 FINANCIAL RESULTS

     About Stratex Networks: With its broad product offering and worldwide sales and support organization, Stratex Networks is strategically positioned to serve wireless high-capacity transmission technology needs in a global environment. Since it was founded in 1984, Stratex Networks has achieved international recognition for quality, innovation, and technical superiority in delivering data, voice, and video communication systems, including comprehensive service and support. Additional information is available at www.stratexnet.com.

Safe Harbor Statement: This press release contains statements that qualify as “forward-looking statements” under the Private Securities Litigation Reform Act of 1995, including statements relating to the Company’s expectations regarding initial commercial shipments of the Eclipse, market acceptance of the Eclipse, visibility of future revenues and the Company’s positioning to serve wireless high-capacity transmission technology needs in a global environment. These forward-looking statements are based on current expectations and the Company assumes no obligation to update this information. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of certain risk factors including unexpected delays in the schedule for initial commercial shipments of Eclipse, negative trends in the general economic condition of the worldwide economy, order cancellations, postponements in product deliveries resulting in delayed revenue recognition, increased competition, downward pressures on the price of the Company’s products and services and the introduction of competing products and technologies. In addition, orders and backlog are not necessarily indicative of revenue in any future period. For a further discussion of these and other factors that impact the Company’s business in general, see the information provided under the heading “Factors That May Affect Future Financial Results” in the Company’s Annual Report on Form 10-Q for the quarter ended June 30, 2003, filed with the Securities and Exchange Commission on August 13, 2003.

—Tables to follow—

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STRATEX NETWORKS, INC. REPORTS SECOND QUARTER
FISCAL YEAR 2004 FINANCIAL RESULTS

CONDENSED CONSOLIDATED BALANCE SHEET
(in thousands)

	September 30,	March 31,
	2003	2003

	(unaudited)
Assets
Cash and short-terms investments	$74,957	$90,182
Accounts receivable, net	28,932	31,072
Inventories	20,289	20,307
Other current assets	13,103	14,032

Total current assets	137,281	155,593
Property & equipment, net	29,521	28,836
Other assets	353	356

Total assets	$167,155	$184,785

Liabilities and Stockholders’ Equity
Accounts payable	$24,454	$23,095
Other current liabilities	21,581	29,745

Total current liabilities	46,035	52,840
Other liabilities	17,157	19,145

Total liabilities	63,192	71,985

Stockholders’ equity	103,963	112,800

Total liabilities and stockholders’ equity	$167,155	$184,785

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STRATEX NETWORKS, INC. REPORTS SECOND QUARTER
FISCAL YEAR 2004 FINANCIAL RESULTS

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

Net sales	$36,882	$52,560	$72,849	$101,879
Cost of sales	29,819	39,826	58,440	78,595

Gross profit	7,063	12,734	14,409	23,284

Operating expenses:
Research and development	3,982	3,460	7,868	7,082
Selling, general and administrative	9,939	13,179	20,445	27,776
Restructuring and other charges (credit)	—	—	(3,550)	14,173

Total operating expenses	13,921	16,639	24,763	49,031

Operating loss	(6,858)	(3,905)	(10,354)	(25,747)
Other income (expense)	136	(118)	188	(196)
Permanent impairment of investments	—	(246)	—	(392)

Loss before income taxes	(6,722)	(4,269)	(10,166)	(26,335)
Provision for income taxes	280	146	211	943

Net loss	$(7,002)	$(4,415)	$(10,377)	$(27,278)

Basic and diluted net loss per share	($0.08)	($0.05)	($0.13)	($0.33)
Basic and diluted weighted average shares outstanding	82,922	82,500	82,877	82,438

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